                                  Exhibit 12

                        ARISTAR, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)

                                                     YEAR ENDED DECEMBER 31,
                                         -------------------------------------------------
                                            1993       1992      1991       1990      1989
                                        --------------------------------------------------
  Income from operations before
    income taxes and cumulative
    effect of a change in
    accounting method                   $ 79,683   $ 75,728  $ 63,430   $ 37,480  $ 53,296
                                        --------   --------  --------   --------  --------
  Fixed charges:
    Interest and debt
    expense on all
    indebtedness                          86,385     89,005    80,261     92,154    89,651

  Appropriate portion
    of rentals (33%)                       2,825      2,642     2,319      2,062     1,874
                                        --------   --------  --------   --------  --------

  Total fixed charges                     89,210     91,647    82,580     94,216    91,525
                                        --------   --------  --------   --------  --------

  Earnings available for
    fixed charges                       $168,893   $167,375  $146,010   $131,696  $144,821
                                        ========   ========  ========   ========  ========

  Ratio of earnings to
    fixed charges                           1.89       1.83      1.77       1.40      1.58
                                        ========   ========  ========   ========  ========